EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the NextWave Wireless LLC 2005 Stock Incentive Plan and the Cygnus Communications, Inc. 2004 Stock Option Plan and to the incorporation by reference therein of our report dated April 24, 2006, except for the final paragraph of Note 1 and paragraph 3 of Note 2, as to which the date is June 22, 2006, with respect to the consolidated financial statements and schedule of NextWave Wireless LLC for the period from April 13, 2005 (inception) to December 31, 2005, included in NextWave Wireless Inc’s Prospectus, filed November 16, 2006, pursuant to Rule 424(b)(3) with the Securities and Exchange Commission.

San Diego, California
December 1, 2006